Exhibit 99.4

THIRD AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE

This Third Amendment to Agreement for Sale and Purchase dated December 16, 2004 is made by and between SPILAKE, INC., a Delaware corporation (“Seller”), whose address is 2542 Williams Boulevard, Kenner, Louisiana 70062-5596, and RAK GROUP ACQUISITION CORPORATION, a New York corporation (“Buyer”), whose address is 400 Madison Avenue, Suite 2B, New York, New York 10017.

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into an Agreement for Sale and Purchase of the Lakeview Club Apartments located at 2819 N. Oakland Forest Drive, Oakland Park, Florida (“Property”) with an effective date of November 18, 2004 (“Agreement”); and

WHEREAS, pursuant to said Agreement the Buyer had until December 3, 2004 to conduct inspections and Buyer for any reason or no reason could notify Seller on or before December 3, 2004 of its intention not to purchase the Property; and

WHEREAS, Buyer and Seller entered into a First Amendment extending the Due Diligence Period; and

WHEREAS, Buyer and Seller entered into a Second Amendment to Agreement for Sale and Purchase extending the Due Diligence Period; and

WHEREAS, Buyer has requested an additional period of time in which to complete certain matters which it could not complete during the previously extended Due Diligence Period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree to the following:

1. The Due Diligence Period as defined in the Agreement shall be extended to 5:00 p.m. Eastern Time on December 20, 2004.

2. The Current Survey was delivered to Buyer on December 14, 2004. Therefore, Buyer has until December 17, 2004 to deliver to Seller Buyer’s Survey Notice, and to object to any title matters resulting from Buyer’s review of the Current Survey.

3. Upon expiration of the extended Due Diligence Period on December 20, 2004, the Deposit in the amount of $250,000, presently held by the Escrow Agent, shall be deemed non-refundable to Buyer, except in the event of Seller’s default under the Agreement, or a title or survey defect, or a failure of a condition to closing as set forth in the Agreement.

4. The additional deposit in the amount of $1,000,000, as set forth in paragraph 3 of the Agreement, shall be delivered to the Escrow Agent by 5:00 p.m. on Monday, December 27, 2004.

5. Buyer acknowledges that Seller may perform a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code. Buyer agrees to an assignment of this contract by Seller (“Exchangor”) to a Qualified Intermediary, to effectuate the exchange. Buyer agrees to cooperate in such exchange provided that Buyer incurs no cost, or liability.

6. All other provisions of the Agreement shall remain in effect.

7. Any defined terms contained herein shall have the meaning afforded to them in the Agreement.

8. This Amendment may be signed by facsimile and any signature thereon shall be considered for all purposes as an original.

9. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the year and date indicated below their signatures.

SELLER:

SPILAKE, INC.

By:	/s/ James W. Brodie
James W. Brodie
Its:	Vice President

BUYER:

RAK GROUP ACQUISITION CORPORATION

By:	/s/ Randy Kohana
Randy Kohana
Its:	President